Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 3, 2020 (except for Note 19(b), as to which the date is June 15, 2020), with respect to the consolidated financial statements of Repare Therapeutics Inc. included in the Registration Statement on Form S-1, as amended (File No. 333-238822) and related Prospectus of Repare Therapeutics Inc. for the registration of its common shares.

/s/ Ernst & Young LLP1

Montreal, Canada

June 18, 2020

[1]	CPA auditor, CA, public accountancy permit no. A113209